Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

February 22, 2022

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Re:	AbbVie Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to AbbVie Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3ASR (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register an indeterminate amount of debt securities (collectively, the “Debt Securities”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”).

In connection with the registration of the Debt Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (iii) minutes and records of the corporate proceedings of the Company and (iv) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company.

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AbbVie Inc.

February 22, 2022

In connection with this opinion, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), relating to the offered Debt Securities will have become effective under the Act; (b) a prospectus supplement or term sheet (the “Prospectus Supplement”) will have been prepared and filed with the Commission describing the Debt Securities offered thereby; (c) all offered Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (d) a definitive purchase, underwriting, sales agency or similar agreement with respect to the offered Debt Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (e) any applicable indenture and indenture trustee will have been qualified under the Trust Indenture Act of 1939, as amended.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and having regard for such legal considerations as we have deemed relevant, we advise you that when the Debt Securities and the applicable indenture have been authorized by appropriate corporate authorization, the applicable indenture has been duly executed by the parties thereto, and the Debt Securities have been executed, authenticated and delivered in accordance with the applicable indenture against payment therefore, the Debt Securities will be validly issued, and the Debt Securities will constitute binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of New York and the Delaware General Corporation Law, in each case as currently in effect.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

AbbVie Inc.

February 22, 2022

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm and this opinion in the Registration Statement in the section “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP